EXHIBIT (J)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 18, 2005, relating to the financial statements and financial highlights which appears in the September 30, 2005 Annual Report to Shareholders of Westwood Equity Fund, Westwood Balanced Fund, Westwood Intermediate Bond Fund, Westwood SmallCap Equity Fund, Westwood Income Fund, and Westwood Mighty MitesSM Fund (constituting The Westwood Funds, formerly The Gabelli Westwood Funds, hereafter referred to as the "Funds") which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

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/S/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
New York, New York
January 27, 2006